Filed pursuant to Rule 433
                                           Registration File No.: 333-1395270-10

The depositor has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor and the offering. You may get these documents at no charge by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus at no charge if you request by calling toll-free 1-877-858-5407.

                                                   THE SERIES 2007-5 CERTIFICATES

                     Initial         Pass-
                    Principal       Through
Class              Balance(1)        Rate                      Principal Types                     Interest Types           CUSIP
------------------------------------------------------------------------------------------------------------------------------------
Offered Certificates
Class I-A-1(3)       $262,221,000   5.500%    Super Senior, Pass-Through, Exchangeable REMIC    Fixed Rate                94985P AA4
Class I-A-2(3)       $218,083,000   5.500%    Super Senior, Sequential Pay, Exchangeable        Fixed Rate                94985P AB2
Class I-A-3(3)        $17,916,000   5.500%    Super Senior, Sequential Pay, Exchangeable        Fixed Rate                94985P AC0
Class I-A-4(3)        $26,222,000   5.500%    Super Senior, Lockout, Exchangeable               Fixed Rate                94985P AD8
Class I-A-5(3)       $206,030,785     (2)     Super Senior, Pass-Through, Exchangeable          Floating Rate             94985P AE6
Class I-A-6(3)        $56,190,215     (2)     Super Senior, Pass-Through, Exchangeable          Inverse Floating Rate     94985P AF3
Class I-A-7            $5,352,000   5.500%    Super Senior Support, Pass-Through                Fixed Rate                94985P AG1
Class I-A-PO           $1,208,276   0.000%    Senior, Ratio Strip                               Principal Only            94985P AS5
Class I-A-R                  $100   5.500%    Senior, Sequential Pay                            Fixed Rate                94985P AH9
Class II-A-1          $12,922,474   5.500%    Senior, Sequential Pay                            Fixed Rate                94985P AJ5
Class II-A-2          $58,427,525   5.500%    Senior, Sequential Pay                            Fixed Rate                94985P AK2
Class II-A-3         $110,231,001   5.500%    Senior, Pass-Through                              Fixed Rate                94985P AL0
Class II-A-PO            $308,931   0.000%    Senior, Ratio Strip                               Principal Only            94985P AT3
Class B-1              $7,381,000   5.500%    Subordinated                                      Fixed Rate                94985P AN6
Class B-2                $922,000   5.500%    Subordinated                                      Fixed Rate                94985P AQ9
Class B-3                $923,000   5.500%    Subordinated                                      Fixed Rate                94985P AR7
Non-Offered Certificates
Class B-4                $461,000   5.500%    Subordinated                                      Fixed Rate                94985P AU0
Class B-5                $461,000   5.500%    Subordinated                                      Fixed Rate                94985P AV8
Class B-6                $462,057   5.500%    Subordinated                                      Fixed Rate                94985P AW6

------------------------------------------------------------------------------

(1) Approximate. The initial principal balance shown for a class of exchangeable REMIC certificates or exchangeable certificates represents the approximate maximum initial principal balance of such class. The maximum initial principal balance of a class of exchangeable REMIC Certificates represents the initial principal balance of such class prior to any exchanges. The maximum initial principal balance of a class of exchangeable certificates represents the maximum principal balance of such class that could be issued in an exchange. The initial principal balances and maximum initial principal balances are subject to adjustment.

(2) The following table describes the methodology for determining the pass-through rate for the floating rate and inverse floating rate certificates.

                             Initial Pass-                      Pass-Through               Minimum Pass-             Maximum Pass-
  Class                      Through Rate                       Rate Formula               Through Rate              Through Rate
--------------   -------------------------------------------------------------------------------------------------------------------
  Class I-A-5                  5.7000000%                       LIBOR + 0.350%                     0.350%                7.000%
  Class I-A-6                  4.7666667%            24.38333315% - (LIBOR x 3.66666663)           0.000%             24.38333315%


(3) Each of these classes is exchangeable, in combination with other classes or individually as specified in Schedule I, for certain other class or classes of certificates.

Allocation of Amount to be Distributed on the Class A Non-PO Certificates

   The allocation of the Class A Non-PO Principal Distribution Amount to the Class of Exchangeable REMIC Certificates will be made assuming no exchanges have ever occurred.

   Group I-A Certificates

   On each Distribution Date occurring prior to the Subordination Depletion Date, the Class A Non-PO Principal Distribution Amount for the Group I-A Certificates will be allocated among and distributed in reduction of the Principal Balances of the Group I-A Certificates, sequentially, as follows:

     first, to the Class I-A-R Certificates; and

     second, concurrently, to the Class I-A-1 and Class I-A-7 Certificates, pro rata.

   Group II-A Certificates

   On each Distribution Date occurring prior to the Subordination Depletion Date, the Class A Non-PO Principal Distribution Amount for the Group II-A Certificates will be allocated among and distributed in reduction of the Principal Balances of the Group II-A Certificates, concurrently, as follows:

     (A) approximately 60.7062418425%, to the Class II-A-3 Certificates; and

     (B) approximately 39.2937581575%, sequentially, to the Class II-A-1 and Class II-A-2 Certificates.

   Calculation and Allocation of Amount to be Distributed on the Classes of Exchangeable Certificates

   In the event that all or a portion of the Exchangeable REMIC Certificates is exchanged for a proportionate portion of an Exchangeable Combination, such Exchangeable Combination will receive its proportionate share of the principal distributions otherwise payable to the Exchangeable REMIC Certificates. Such amount will then be distributed to the individual Classes of Exchangeable Certificates included in such Exchangeable Combination in the order of priority assigned to such Classes as set forth below.

   Exchangeable Combination 1

   On each Distribution Date the amount distributable to Exchangeable Combination 1 (as set forth on Schedule I) will be distributed, sequentially, as follows:

   first, to the Class I-A-4 Certificates, up to the Priority Amount for such Distribution Date; and

   second, sequentially, to the Class I-A-2, Class I-A-3 and Class I-A-4 Certificates.

   Exchangeable Combination 2

   On each Distribution Date the amount distributable to Exchangeable Combination 2 (as set forth on Schedule I) will be distributed, concurrently, to the Class I-A-5 and Class I-A-6 Certificates, pro rata.

   The "Priority Amount" for any Distribution Date means the product of (i) the Priority Percentage, (ii) the Shift Percentage and (iii) the portion of the Class A Non-PO Principal Distribution Amount for the Group I-A Certificates available to be distributed on the Class I-A-1 Certificates on such Distribution Date.

   The "Priority Percentage" on any Distribution Date means the Maximum Principal Balance of the Class I-A-4 Certificates divided by the sum of the Maximum Principal Balances of the Class I-A-2, Class I-A-3 and Class I-A-4 Certificates.

   The "Shift Percentage" for any Distribution Date will be the percentage indicated below:

           Distribution Date Occurring In                    Shift Percentage
--------------------------------------------------      ------------------------
May 2007 through April 2012.......................                   0%
May 2012 through April 2013.......................                  30%
May 2013 through April 2014.......................                  40%
May 2014 through April 2015.......................                  60%
May 2015 through April 2016.......................                  80%
May 2016 and thereafter...........................                 100%

                                               Schedule I

                                         Available Combinations

          Exchangeable REMIC Certificates                        Exchangeable Certificates
----------------------------------------------------     ----------------------------------------------
       Exchangeable             Maximum Initial           Exchangeable            Maximum Initial
       REMIC Class            Principal Balance(1)        Combination          Principal Balance(1)
-------------------------------------------------------------------------------------------------------
                                                            Exchangeable
                                                            Combination 1
             I-A-1                 $262,221,000                 I-A-2                 $218,083,000
                                                                I-A-3                 $17,916,000
                                                                I-A-4                 $26,222,000

                                                            Exchangeable
                                                            Combination 2
             I-A-1                 $262,221,000                 I-A-5                 $206,030,785
                                                                I-A-6                 $56,190,215


(1) Except as otherwise indicated, Exchangeable REMIC Certificates and Exchangeable Certificates in either combination may be exchanged only in the proportion that the Maximum Initial Principal Balances of such Certificates bear to one another as shown above.